EXHIBIT 99.1

[LETTERHEAD OF BANCSHARES OF FLORIDA, INC.]

For Immediate Release	Contact – Michael L. McMullan,
President and CEO
(239)254-2100

April 25, 2003

BANCSHARES OF FLORIDA REPORTS FIRST QUARTER RESULTS

Naples, Florida — Bancshares of Florida, Inc. (NASDAQ SmallCap: BOFL), announced today first quarter results for 2003, reporting a net loss of $1,107,000 or $0.43 per share, compared with a net loss of $515,000 or $0.42 per share during the first quarter of 2002.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated that “consistent with our strategy of expansion, growth and building our franchise in Southern Florida, our balance sheet has shown continued significant growth. Our strategy of managing exceptional growth which would result in a significant earnings platform continues to gain momentum. Bancshares of Florida’s clear objective is to build a very powerful brand from coast to coast in Southern Florida.”

As of March 31, 2003, Total Assets were $165,830,000 up $21,295,000 or 14.7% during the quarter and an increase of $78,745,000 or 90.4% compared to the same date a year ago; Total Loans were $122,913,000, up $17,024,000 or 16.1% during the quarter and an increase of $46,306,000 or 60.4% compared to the same date a year ago; and Total Deposits were $142,623,000, up $13,296,000 or 10.3% for the quarter and up $66,555,000 compared to the same date a year ago. Net interest income before provision for loan losses totaled $1,195,000 for the three-months ended March 31, 2003, compared with $750,000 for the same period a year ago. Net interest margin was 3.38% for the first quarter of 2003 compared with 3.94% during the same period a year ago. The decrease in margin during the current quarter can be primarily attributable to the current interest rate environment and to the faster growth in average interest bearing deposits than in higher yielding interest earning assets during the first quarter of 2003. Provisions for loan losses were $292,000 and $206,000 for the three-months ended March 31, 2003 and 2002, respectively.

Noninterest income totaled $149,000 for the first quarter of 2003, up from $111,000 for the same quarter of 2002. Noninterest expense totaled $2,159,000 for the first quarter of 2003, up from $1,170,000 for the same quarter of 2002. The increase in noninterest expense during the current period as compared to the same period in 2002 is primarily attributable to additional staff, overhead and other related expense caused by the addition of our new main office in Naples, and the opening of our new bank, Bank of Florida in Ft. Lauderdale, during the third quarter of 2002.

During the quarter ended March 31, 2003, Bancshares issued 1,000,000 shares of $0.01 par value common stock on the open market. The net proceeds from this offering of approximately $9,056,000 have or will be used for the acquisition of Florida Trust Company by Bancshares from Bank of Florida, N.A., additional capital contributions for the subsidiary banks and Florida Trust Company and to fund future growth and liquidity needs.

Bancshares of Florida, Inc., f/k/a Citizens Bancshares of South Florida, Inc. (“Bancshares”), serves as the bank holding company for Bank of Florida, N.A., f/k/a Citizens National Bank of Southwest Florida, and Florida Trust Company both based in Naples, Florida, and Bank of Florida, based in Ft Lauderdale, Florida. Bancshares’ common stock is listed on the NASDAQ SmallCap Market under the symbol “BOFL”.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Summary of Consolidated Financial Data

The following summary financial data for the three-month periods ended March 31, 2003 and 2002 and the twelve-month periods ended December 31, 2002, 2001 are derived from our financial statements and other data. Loans held for investment are stated net of unearned income, before allowance for credit losses. Income per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and options as required. Book value per share excludes the effect of any outstanding stock warrants and options. Efficiency is determined by dividing non-interest expense by the sum of net interest income before provision for credit losses and other income, net of gains and losses on sales of assets.

	For the Three Months Ended		For the Twelve Months Ended
	March, 31 2003	March, 31 2002	December, 31 2002	December, 31 2001
	(Unaudited)
Total Interest Income	$2,015	$1,288	$6,163	$4,626
Total Interest Expense	820	538	2,438	2,251
Net Interest Income Before Provision	1,195	750	3,725	2,375
Provision for credit losses	292	206	487	215
Net interest income after provision	903	544	3,238	2,160
Non interest income	149	111	529	311
Noninterest expense	2,159	1,170	6,407	3,024
Provision for income taxes	0	0	0	0
Net Income (loss)	$(1,107)	$(515)	$(2,640)	$(553)

Total Assets	$165,830	$87,085	$144,535	$77,092
Cash & Cash equivalents	27,678	7,092	26,373	6,002
Earning Assets	153,544	82,896	134,447	71,730
Investment Securities	9,665	76	6,664	76
Loans Held for investment	122,913	76,607	105,889	68,406
Allowance for loan losses	1,193	701	907	494
Deposit accounts	142,623	76,068	129,327	64,288
Stockholders equity	$22,976	$10,764	$15,006	$8,521

Basic Earnings per share	$(0.43)	$(0.42)	$(1.48)	$(0.47)
Diluted earnings per share	(0.43)	(0.42)	(1.48)	(0.47)
Book value per share	$7.46	$7.47	$7.22	$7.31
Weighted average shares used for diluted earnings per share	2,549,199	1,222,145	1,784,892	1,165,370
Total shares outstanding	3,079,199	1,441,170	2,079,199	1,165,370

Return on average assets	-2.76%	-2.53%	-2.57%	-0.87%
Return on average equity	-19.29%	-22.88%	-19.49%	-7.74%
Interest rate spread during period	2.95%	3.35%	2.89%	2.76%
Net interest margin	3.38%	3.94%	3.49%	3.64%
efficiency	160.64%	135.89%	150.61%	112.60%

Allowance to loans	0.97%	0.92%	0.86%	0.72%
Net charge-offs to average loans	0.02%	0.00%	0.09%	0.00%
Nonperforming to total assets	0.18%	0.26%	0.18%	0.31%

Average equity to average assets	14.31%	11.07%	13.17%	11.21%

Leverage (tier 1 to average total assets)	14.31%	11.04%	10.99%	13.38%
Risk based
Tier 1 (tier 1 to risk weight assets)	19.16%	12.90%	15.40%	13.36%
Total (total capital to risk weieghted assets)	20.15%	13.91%	16.33%	14.14%
Average loans held for investment to average deposits	80.50%	102.19%	96.03%	95.78%

Allowance to Non-performing assets	399.61%	309.61%	352.82%	207.65%
Non perfoming loans to total loans	0.24%	0.30%	0.24%	0.35%
Nonperforming to total assets	0.18%	0.26%	0.18%	0.31%